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Exhibit 5.6

CONSENT OF INDEPENDENT OIL AND GAS RESERVOIR ENGINEERS

        We hereby consent to the use of and reference to our name, and the inclusion and incorporation by reference in the prospectus constituting part of this registration statement on Form F-10 (Registration No. 333-193789) as amended by Amendment No. 2 thereto of Baytex Energy Corp. of our report dated February 21, 2013 and effective December 31, 2012, evaluating the contingent resources attributable to Baytex Energy Corp., which is entitled "Evaluation of Contingent and Prospective Resources (based on forecast prices and costs) of Baytex Energy Corp. (as of December 31, 2012)".

Yours very truly,

/s/ P.A. WELCH
P.A. Welch, P. Eng.
McDaniel & Associates Consultants Ltd.

Calgary, Alberta
February 18, 2014

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  Exhibit 5.6
CONSENT OF INDEPENDENT OIL AND GAS RESERVOIR ENGINEERS